Exhibit 99.1

macy's inc.

Contacts:

Media – Jim Sluzewski

     513/579-7764

Investor – Matt Stautberg

     513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. ANNOUNCES CEO SUCCESSION PLAN

Terry Lundgren to remain Executive Chairman as

 Jeff Gennette becomes CEO in the first quarter of 2017;

Planned succession process supports upcoming strategies for business improvement

CINCINNATI, Ohio, June 23, 2016 – Macy's, Inc. today announced that Terry J. Lundgren, the company's CEO since 2003 and Chairman since 2004, will transition the position of CEO to Jeff Gennette in the first quarter of 2017. The transition is part of the board of directors' succession plan that included Gennette's election as President of Macy's, Inc. in 2014. Beyond the first quarter of 2017, Lundgren will continue as Executive Chairman of the company and work side-by-side with Gennette as President and CEO.

Gennette will join the Macy's, Inc. board of directors, effective today – bringing the size of the board to 14 members. He will assume additional management responsibility during the transition period, including oversight of the Macy's stores organization.

"I have been honored to lead this enterprise through a period of unprecedented reinvention. While our company is larger, stronger and more resourceful than we were 13 years ago, now is the time to reset our business model to thrive in a future that is being driven by rapid evolution in consumer preferences and shopping habits. Our company must and will change in response to the profound secular forces that are driving consumer spending. I am firmly committed to, and invigorated by, the process we have begun to set a going-forward strategy in lockstep with our evolving customers," Lundgren said.

"Jeff Gennette is an extraordinary leader who has distinguished himself as a skilled merchant and retail operator. He has worked closely with me over the past two years as president of Macy's, Inc. in a first step in this succession process, and we are closely aligned on creating a compelling and sustainable path forward.  In making this announcement today, the board and I want to communicate proactively the timing of the CEO transition as we act to seamlessly implement our future plans.  Jeff and our team are well equipped to continue the transformation of our company for the next generation of customers and associates."

Added Marna C. Whittington, Macy's, Inc. lead independent director: "Since taking the reins in 2003, Terry Lundgren has been an outstanding leader of this company. His tenure has included nearly doubling topline sales, acquiring the May Department Stores Company, creating Macy's and Bloomingdale's as nationwide brands with emerging global opportunities, and establishing Macy's, Inc. as one of the top six online retailers in the United States, and number three in the categories we sell. His leadership, combined with his vision and energy, will help set the tone for the next generation of growth at Macy's, Inc. in collaboration with Jeff and the management team.  One of Terry's hallmarks has been creating an exceptional depth of management talent. Jeff Gennette has demonstrated proven leadership skills over his 33-year career with the company, and he is uniquely capable of leading the next chapter of Macy's, Inc.'s history given his in-depth knowledge of the organization, his merchandising acumen and clear insight into the evolution of the retailing landscape. The entire board of directors is pleased and we are fortunate that an executive of Jeff’s caliber is in place to be the company’s next CEO and lead implementation of our going-forward strategies."

            Lundgren and Gennette will continue to work very closely together on improving current business trends and setting the stage for changes that will be announced as decisions are finalized.

            "This is the time for us to be laser-focused on what is most important to our customers, and how we can best deliver the shopping experience that will secure our position as the premier omnichannel retailer of the future," Gennette said. "We have successfully navigated our way through changing customer trends in the past and there is no doubt that Macy's, Inc. will need to be a significantly different retailer in the future in the way we operate and approach the marketplace. But we also must continue to tackle our immediate priorities with vigor and discipline. Terry and I have an outstanding relationship and we will continue to collaborate closely through this CEO transition process."

Jeff Gennette, 55, was named President of Macy's, Inc. in March 2014 after serving as Macy's Chief Merchandising Officer since February 2009.  From February 2008 to February 2009, Gennette served as chairman and CEO of Macy's West in San Francisco.  He began his retail career in 1983 as an executive trainee at Macy's West. He held positions of increasing responsibilities, including vice president and division merchandise manager for men’s collection and senior vice president and general merchandise manager for men's and children's. In 2004, Gennette was appointed executive vice president and director of stores at Macy's Central in Atlanta. From February 2006 to February 2008, Gennette was chairman and chief executive officer of Seattle-based Macy's Northwest. During his career, Gennette also served as a store manager for FAO Schwarz and director of stores for Broadway Stores, Inc. Gennette, a native of San Diego, is a graduate of Stanford University.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2015 sales of $27.079 billion. The company operates about 870 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)